Exhibit 5.1
[DGS Letterhead]
March 27, 2006
Delta Petroleum Corporation
370 17th Street, Suite 4300
Denver, Colorado 80202

Re:	Registration Statement on Form S-4 Relating to the Registration of Shares of Common Stock, $0.01 par value per share
Ladies and Gentlemen:
     We have acted as counsel to Delta Petroleum Corporation, a Delaware corporation (“Delta”), in connection with the registration by Delta of shares of common stock, $0.01 par value per share (“Delta Common Stock”) as described in Delta’s registration statement on Form S-4 filed with the Securities and Exchange Commission, to which this opinion is an exhibit (the “Registration Statement”).
     In connection with this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
     On the basis of the foregoing, we are of the opinion that the shares of Delta Common Stock offered pursuant to the Registration Statement have been duly and validly authorized and, when issued, will be duly and validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus as the counsel who will pass upon the validity of the Delta Common Stock. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP